Exhibit 10.23

Loan Agreement

Date:  ________________

For value received, AIT Ltd., (“Borrower”)

Ari Raved at     Tel-Aviv, Israel

herein referred to as the “Lender”, the sum of USD ____________ plus interest in the amounts detailed below.

I.	Terms of Repayment

1.	Borrower wishes to borrow from Lender USD __________ which will be furnished by Lender to Borrower as of _______________ (hereafter, the “Loan”).

2.
The term for repayment (“Due Date”) of the Loan in full will be twelve months from the date the Loan is funded, at which time the remaining unpaid balance of the Loan shall be due in full along with any accrued interest as of that date.

3.	Borrower reserves the right and may repay the Loan at any time without prepayment penalty except such interest as is detailed below in paragraphs 4 and 5 and 6.

4.	The Loan shall bear an interest rate of 16% per annum, divisible and payable as 1.33% percent monthly except as set forth in paragraph 5.

5.	Should Borrower make full payment on the Loan at any time within 90 days of funding, a minimum interest rate of 4% of the Loan (USD _________) shall be paid to Lender along with the Loan principal.

6.	At all times after 90 days, the Loan shall bear interest in the amount of 1.33% monthly, said amount to accrue in full as of the first day of each subsequent month.

7.	All payments on this Loan Agreement shall be applied first in payment of accrued interest and any remainder in payment of principal.

II.	Severability of Provisions

If any one or more of the provisions of this Loan Agreement are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

III.	Miscellaneous

All payments of principal and interest on this Loan Agreement shall be paid in the legal currency of the United States.  The Borrower waives presentment for payment, protest and notice of protest and demand of this Loan Agreement.

IV.	Governing Law

This Loan Agreement shall be construed in accordance with the laws of the State of Israel.

V.	Notice

Any notice that must be given to Borrower under this Loan Agreement will be given by delivering it or by mailing it by certified mail to Borrower at the Borrower’s address above.  Any notice that must be given to the Lender under this Loan Agreement will be given by mailing by certified mail to the Lender at the Lender’s address listed above.  Should either Borrower or Lender provide a new address to the other in compliance with this paragraph for the purposes of giving notice, any further notice must be given at that new or most current address.

VI.	Modification

No modifications or waivers of any of the terms of the Loan Agreement shall be allowed unless by written agreement signed by both parties.  No waiver of any breach or default hereunder shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

Borrower and Lender agree to the conditions above, and sign to that effect below.

SIGNATURES

By:	(Date)

AIT Ltd. Israel

By:	(Date)